Exhibit (g)(16)

SIXTH AMENDMENT

TO CUSTODIAN AGREEMENT

This Sixth Amendment to the Custodian Agreement (the “Agreement”) dated December 16, 2013 between Financial Investors Trust (the “Trust”), a management investment company organized under the laws of the State of Delaware and registered with the Commission under the Investment Company Act of 1940 (the “Fund”) on behalf of each series listed on Schedule I attached thereto, and Brown Brothers Harriman & Co., a limited partnership organized under the laws of the State of New York (“BBH” or the “Custodian”), previously amended on June 4, 2015, April 15, 2016, May 18, 2016, March 14, 2017 and again on September 12, 2019 is hereby made as of December 23, 2019.

WHEREAS, the parties are parties to the Agreement as in effect on the date hereof;

WHEREAS, the parties have agreed to add an additional series (as a Fund) to the Agreement

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

I. Amendment to Schedule I

Schedule I attached to the Agreement is hereby deleted in its entirety and replaced with the attached revised Schedule I to reflect the addition of the following series as an additional Fund to the Agreement:

Grandeur Peak US Stalwarts Fund

II. Miscellaneous

1. As amended and appended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2. Terms not otherwise defined herein shall have the definitions set forth in the Agreement.

3. By signing below where indicated, each of the Custodian and the Trust (on behalf of itself and each Fund, including the additional Fund added to the Agreement via this Amendment) hereby ratifies and affirms each of the representations and warranties set forth in the Agreement and confirms that each representation and warranty remains true and correct as of the date hereof.

4. This Amendment, the Agreement and the other agreements, documents and certificates referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior or current understandings and agreements, whether written or oral.

BROWN BROTHERS HARRIMAN & CO.		FINANCIAL INVESTORS TRUST

By:	/s/ Eruch A. Mody	By:	/s/ Bradley J. Swenson

Name: Eruch A. Mody		Name: Bradley J. Swenson

Title: Senior Vice President		Title: President

SCHEDULE 1

to

the Custodian Agreement dated December 16, 2013

between

Financial Investors Trust on behalf of each series listed on this Schedule I

and

Brown Brothers Harriman & Co.

Effective Date of this Schedule: December 23, 2019

Grandeur Peak Global Opportunities Fund

Grandeur Peak International Opportunities Fund

Grandeur Peak Global Reach Fund

Grandeur Peak Emerging Markets Opportunities Fund

Grandeur Peak Global Stalwarts Fund

Grandeur Peak International Stalwarts Fund

Grandeur Peak Global Micro Cap Fund

Grandeur Peak Global Contrarian Fund

Grandeur Peak US Stalwarts Fund

Seafarer Overseas Value Fund

Seafarer Overseas Growth and Income Fund

Rondure New World Fund

Rondure Overseas Fund

2